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-------------------------               UNITED STATES SECURITIES AND EXCHANGE COMMISSION              ------------------------------
         FORM 3                                      WASHINGTON, DC 20549                                     OMB APPROVAL
-------------------------           INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES           ------------------------------
                                                                                                       OMB Number:        3235-0104
                             FILED PURSUANT TO SECTION 16(a) OF THE SECURITIES EXCHANGE ACT OF 1934,   Expires:   January 31, 2005
                               SECTION 17(a) OF THE PUBLIC UTILITY HOLDING COMPANY ACT OF 1935 OR      Estimated average burden
                                       SECTION 30(h) OF THE INVESTMENT COMPANY ACT OF 1940             hours per response.......0.5
                                                                                                      ------------------------------

    (Print or Type Responses)
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1.  Name and Address of Reporting Person*   2. Date of Event Requiring    4. Issuer Name AND Ticker or Trading Symbol
                                               Statement (Month/Day/Year)

                                               November 25, 2002             Lodgian, Inc. (LDGIV)
    Armstrong      Sean           F.           -------------------------------------------------------------------------------------
    ------------------------------------    3. I.R.S. Identification      5. Relationship of Reporting  6. If Amendment, Date of
    (Last)        (First)      (Middle)        Number of Reporting           Person(s) to Issuer           Original
                                               Person, if an entity          (Check all applicable)        (Month/Day/Year)
                                               (voluntary)
    c/o Oaktree Capital Management, LLC                                      [X] Director
    333 South Grand Avenue , 28th Floor                                      [ ] Officer                ----------------------------
    ------------------------------------                                         (give title below)     7. Individual or Joint/Group
                 (Street)                                                    [ ] 10% Owner                 Filing
                                                                             [ ] Other                     (Check Applicable Line)
    Los Angeles     CA           90071                                          (specify below)           [X] Form filed by One
    ------------------------------------                                                                       Reporting Person
    (City)        (State)        (Zip)                                                                     [ ] Form filed by More
                                                                             -------------------------         than One Reporting
                                                                                                               Person
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                                        TABLE I -- NON-DERIVATIVE SECURITIES BENEFICIALLY OWNED
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1. Title of Security                        2. Amount of Securities     3. Ownership Form: Direct (D)    4. Nature of Indirect
   (Instr. 4)                                  Beneficially Owned          or Indirect (I) (Instr. 5)       Beneficial Ownership
                                               (Instr. 4)                                                   (Instr. 5)
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Common Stock                                         0(1)                            N/A
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Series A Preferred Stock                             0(1)                            N/A
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Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

*     If the form is filed by more than one reporting person, see Instruction 5(b)(v).

Persons who respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB control number.

                                                                                                                             (Over)
                                                                                                                    SEC 1473 (3-99)
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
FORM 3 (CONTINUED)

         TABLE II -- DERIVATIVE SECURITIES BENEFICIALLY OWNED (E.G., PUTS, CALLS, WARRANTS, OPTIONS, CONVERTIBLE SECURITIES)

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1. Title of                2. Date Exer-           3. Title and Amount of         4. Conversion or    5. Ownership     6. Nature of
   Derivative                 cisable and             Securities Underlying          Exercise Price      Form of          Indirect
   Security                   Expiration              Derivative Security            of Derivative       Derivative       Beneficial
   (Instr. 4)                 Date                    (Instr. 4)                     Security            Securities:      Ownership
                              (Month/Day/Year)                                                           Direct (D) or    (Instr. 5)
                                                                                                         Indirect (I)
                                                                                                         (Instr. 5)
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                              Date      Expira-       Title             Amount or
                              Exer-     tion                            Number of
                              cisable   Date                            Shares
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Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

        (1) The reporting person is a Managing Director of Oaktree Capital Management, LLC ("Oaktree"). Oaktree acts as the general partner of OCM Real Estate Opportunities Fund II, L.P. (the "Fund") and the investment manager of a third party separate account (the "Separate Account" and together with the Fund, the "Oaktree Accounts"). The shares reported herein as zero do not include 1,664,752 shares of Common Stock of the Issuer and 1,405,068 shares of Series A Preferred Stock of the Issuer collectively held by the Oaktree Accounts. The reporting person hereby disclaims beneficial ownership of any securities held by the Oaktree Accounts and the filing of this Form 3 shall not be construed as an admission that the reporting person is the beneficial owner of any securities held by the Oaktree Accounts, except to the extent of any pecuniary interest therein.




                           /s/ SEAN F. ARMSTRONG             December 5, 2002
                     -----------------------------------   --------------------
                      ** Signature of Reporting Person             Date


*     If the form is filed by more than one reporting person, see Instruction
      5(b)(v).

** Intentional misstatements or omissions of facts constitute Federal Criminal Violations. See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).


Note: File three copies of this Form, one of which must be manually signed. If space is insufficient, See Instruction 6 for procedure.


                                                                                                                         Page 2 of 2
                                                                                                                    SEC 1473 (3-99)


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